Exhibit 10.8

Execution Version

MERQUEO S.A.S.

LIMITED WAIVER AND AMENDMENT NO. 2 LETTER

IDB Invest Loan Number 13814-01

Merqueo S.A.S.

Carrera 97A No 9A-50

Bogotá, Colombia

Attention: Miguel Mc Allister

BY EMAIL

February 15, 2022

Re:	Loan Agreement – Limited Waivers and Amendment No. 2

Ladies and Gentlemen:

Reference is made to the Loan Agreement dated as of April 27, 2022 between Merqueo S.A.S. (the “Borrower”) and Inter-American Investment Corporation (“IDB Invest”), as lender, (the “Loan Agreement”) as amended by the Amendment No. 1 and Undertaking Agreement dated as of December 20, 2022 (“Amendment No. 1”). Capitalized terms used and not defined herein shall have the meanings ascribed thereto in the Loan Agreement.

Pursuant to a notice and request letter dated February 6, 2023 and other related communications, the Borrower informed IDB Invest that:

(a) the Borrower has issued mandatorily convertible promissory notes in an aggregate amount of two million sixty-nine thousand Dollars ($2,069,000) to certain investors in accordance with 5.2.12(ii) (Negative Covenants - Permitted Financial Debt) of the Loan Agreement (the “2023 Promissory Notes”);

(b) to carry forward the Listing (as defined in Amendment No. 1), HoldCo is issuing senior mandatorily convertible promissory notes for an aggregate amount of up to eight million Dollars ($8,000,000) each to be convertible upon the consummation of the Listing (the “Senior Bridge Facility”), as follows:

(i)	four million Dollars ($4,000,000) of promissory notes with a maturity date not to exceed eighteen (18) months; and

(ii)	four million Dollars ($4,000,000) of promissory notes with a maturity date not to exceed eighteen (18) months; and

(c) in addition to the Senior Bridge Facility, the 2023 Promissory Notes will be amended and restated to reflect the commercial terms of the Senior Bridge Facility (including, for the avoidance of doubt, in respect of ranking).

The Borrower and IDB Invest have discussed the foregoing and have agreed that IDB Invest will grant certain limited waivers, as set forth herein, which would exclusively permit the Borrower to enter into the Senior Bridge Facility.

This limited waiver and amendment letter (this “Letter”) is intended to formally document the foregoing.

1. Limited Waivers. By signing this Letter, IDB Invest hereby waives, for the purpose of allowing the Borrower to carry out the Senior Bridge Facility:

(a) Sections 5.1.7 (Affirmative Covenants - Ranking of Obligations) of the Loan Agreement insofar as such covenant restricts the incurrence of any senior indebtedness and would thereby prohibit the Borrower from (i) amending and restating the 2023 Promissory Notes and (ii) issuing the Senior Bridge Facility; and

(b) Section 5.2.12 (Negative Covenants - Permitted Financial Debt) of the Loan Agreement insofar as such covenant applies to the Borrower and restricts the incurrence of any Financial Debt other than the Financial Debt listed in such Section and would thereby prohibit the Borrower from entering into the Senior Bridge Facility in the conditions set forth in this Letter.

Section 2. Amendments to the Loan Agreement. The Borrower and IDB Invest hereby agree that clause (v) of Section 6.1.1 (Failure to Pay or Perform under Financing Documents) of the Loan Agreement shall be amended and restated to read in its entirety as follows:

“(v) HoldCo or NewCo fails to perform or observe any term, covenant or agreement contained in Section 4.1 or 4.2 of the Amendment No. 1 and Undertaking Agreement; provided, that with respect to Section 4.2 of the Amendment and Undertaking Agreement, this Section 6.1.1(v) shall only apply to the following provisions of this Agreement referenced therein: Section 5.1.8 (Environmental and Social Compliance), Section 5.2.7 (Prohibited Practices), Section 5.2.8 (List of Excluded Activities), Section 5.2.9 (Sanctions List) and Section 5.3.3 (Information).”

3. Miscellaneous.

(a) In connection with the limited waivers set forth in paragraph 1, (i) the Borrower represents and warrants to IDB Invest that no Default or Event of Default has occurred and is continuing and (ii) IDB Invest confirms that IDB Invest is not aware of any other Default or Event of Default that has occurred and is continuing.

(b) The Borrower hereby acknowledges that the limited waivers herein are granted for the specific purposes set forth herein and for no other purpose.

(c) Notwithstanding the terms of the Loan Agreement, the Borrower and IDB Invest agree that this Letter shall constitute a “Financing Document” for all purposes under the Loan Agreement.

MERQUEO S.A.S.	-2-	February 15, 2023

(d) This Letter may be executed in counterparts, each of which when taken together, shall constitute one and the same Letter. Delivery of an executed counterpart signature page to this Letter by electronic means shall constitute effective execution and delivery hereof.

(e) This Letter, together with the Loan Agreement and the other Financing Documents, constitutes the entire agreement between the Borrower and IDB Invest with respect to the matters set forth herein and supersedes any and all other documents and understandings, oral or written, relating to the limited waivers and amendment set forth herein. Without limiting the foregoing, but for the avoidance of doubt, this Letter does not amend, modify or waive any of the obligations of the Borrower to make payments, when and as due, under the Loan Agreement and the other Financing Documents.

(f) The Borrower shall be obligated to pay (or reimburse IDB Invest, as the case may be) all costs and expenses relating to the implementation of all matters set forth in this Letter, including the fees and expenses of IDB Invest’s counsels.

(g) This Letter shall be governed by New York law and the provisions of Section 7.10 (Applicable Law and Jurisdiction) of the Loan Agreement shall apply to this Letter as if references to the Loan Agreement therein were references to the Loan Agreement and this Letter.

(h) The limited waivers and amendment set forth in this Letter: (a) shall not affect, waive or modify any covenant or other term set forth in the Loan Agreement or any other Financing Document, except as specifically set forth herein; (b) shall not affect, waive, modify or prejudice any other rights or remedies of IDB Invest under the Loan Agreement, or any other Financing Documents, or any other rights or remedies available to IDB Invest at law or in equity; and (c) are not, and shall not be deemed to be, a novation under the Loan Agreement and/or any of the other Financing Documents. For the avoidance of doubt, the Loan Agreement as amended hereby and the other Financing Documents shall continue in full force and effect.

Please acknowledge your agreement and acceptance of the foregoing by countersigning this Letter in the space provided below and returning your executed signature page to IDB Invest.

[signature pages follow]

MERQUEO S.A.S.	-3-	February 15, 2023

ACCEPTED AND AGREED:

MERQUEO S.A.S.

By:	/s/ Felipe Ossa Rodríguez
Name:	Felipe Ossa Rodríguez
Title:	CEO

MERQUEO HOLDINGS

By:	/s/ Felipe Ossa Rodríguez
Name:	Felipe Ossa Rodríguez
Title:	CEO

MERQUEO CAYMAN

By:	/s/ Felipe Ossa Rodríguez
Name:	Felipe Ossa Rodríguez
Title:	CEO

MERQUEO S.A.S.	-4-	February 15, 2023

Sincerely,

INTER-AMERICAN INVESTMENT CORPORATION

By:	/s/ Jorge Pacheco Klein
Name:	Jorge Pacheco Klein
Title:	Chief, Special Assets Division

MERQUEO S.A.S.	-5-	February 15, 2023